Exhibit 15.2

[Han Kun Law Offices Letterhead]

Date: April 12, 2021

Aurora Mobile Limited

14/F, China Certification and Inspection Building

No. 8 Keji South 12th Road, Nanshan District

Shenzhen, Guangdong 518057

People’s Republic of China

Dear Sir/Madam:

We hereby consent to the use of our name and the summary of our opinion under the headings, “Item 3. Key Information—D. Risk Factors—Risks Related to Our Corporate Structure”, “Item 4. Information on the Company—C. Organizational Structure” and “Item 4. Information on the Company—B. Business Overview—Regulations”, included in Aurora Mobile Limited’s Annual Report on Form 20-F for the year ended December 31, 2020 (the “Annual Report”), which will be filed with the Securities and Exchange Commission (the “SEC”) in the month of April 2020, and further consent to the incorporation by reference of the summary of our opinion under these headings into the Registration Statement on Form S-8 (File No. 333-228839) pertaining to Aurora Mobile Limited’s 2014 Stock Incentive Plan and the 2017 Stock Incentive Plan. We also consent to the filing of this consent letter with the SEC as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours Sincerely,

/s/ Han Kun Law Offices

Han Kun Law Offices